IXIS ASSET MANAGEMENT ADVISORS, L.P.
399 Boylston Street
Boston, MA  02116

July 1, 2006

IXIS Advisor Funds Trust III
Harris Associates Focused Value Fund
399 Boylston Street
Boston, MA  02116
Attn:  Michael C. Kardok, Treasurer

Re:  Harris Associates Focused Value Fund Advisory
Agreement Addendum

Dear Mr. Kardok:

The Advisory Agreement dated March 15, 2001 between
IXIS Advisor Funds Trust III (the "Fund") with respect to its Harris Associates Focused Value Fund (the "Series") and IXIS Asset Management Advisors, L.P. (the
"Manager") is hereby revised, effective July 1, 2006, to delete Section 7 and to replace it with the following:

	7.	As full compensation for all services
rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation in an amount equal to the annual rate of 0.90% of the average daily net assets of the Series, (or such lesser amount as the Manager may from time to time agree to receive) minus any fees payable by the Fund, with respect to the period in question, to any one or more Sub-Advisers pursuant to any Sub-Advisory Agreements in effect with respect to such period. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund's obligation to pay such compensation is binding only on the assets and property belonging to the Series.

To indicate your approval and acceptance of the terms of this letter, please sign below where indicated.

IXIS Asset Management Advisors, L.P.
By:   IXIS Asset Management Distribution Corporation, its
general partner

By:  	/s/John T. Hailer
Name:	John T. Hailer
Title:	President and Chief Executive Officer




ACCEPTED AND AGREED TO:
IXIS Advisor Funds Trust III, on behalf of
Harris Associates Focused Value Fund


By:	/s/Michael C. Kardok
Name:	Michael C. Kardok
Title:	Treasurer

Date:	July 1, 2006



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